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                     July 27, 2022

       Johannes Worsoe
       Chief Financial Officer
       Apollo Asset Management, Inc.
       9 West 57th Street, 42nd Floor
       New York, NY 10019

                                                        Re: Apollo Asset
Management, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 001-35107

       Dear Mr. Worsoe:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance